GRAND SLAM LICENSING, INC.
                              SALES AGREEMENT

THIS AGREEMENT is entered into this 14th day of July, 1995 by and between Grand Slam Licensing, Inc.., hereinafter referred to as "Grand Slam", an Indiana C Corporation, with its principal place of business located at 401 Pennsylvania Parkway, Suite 390, Indianapolis, Indiana 46260, and Labyrinth Sales Company, hereinafter referred to as " Labyrinth", with its principal place of business at 4635 Richmond Road, Suite 101, Warrensville, Ohio 44128.

                          RECITALS

1. Grand Slam seeks relationships with sales representatives who are able to present its licensed collectible logo pins, photographic pins and related collectibel jewelry to, and to secure orders from, buyers of merchandise fo rretail chains, specialty stores, and other retailers and mass merchandisers as agreed.

2. Labyrinth represents that it has an extensive sales force with the access and contracts to present Grand Slam's products to, and secure orders from, buyers for retail chains, specialty stores and other retailers and mass merchandisers as agreed.

                         AGREEMENT

     NOW THEREFORE, in consideration of these Recitals and the mutual representations contained herein, the parties hereby agree as follows:

     1. SERVICES: Grand Slam hereby engages Labyrinth as its sales representative for the states of Michigan, Kentucky, Ohio and West Virginia and the western part of teh State of Pennsylvania as defined bya north side dividing line running through, but including all of, the city of Pittsgburgh with the exclusive right to present Grand Slam's products to all local retailors and regional and/or divisional buying offices of national retailers.

     a. Labyrinth shall not have to right to present Grand Slam's products, or take orders from, league venues, including, but not limited to, the International Hockey League franchises and arenas and th National Basketball Association franchises and areas, or from institutional venues, including, but not limited to the Rock & Roll Hall of Fame Museum and Indiana University.

     b.   Labyrinth shall not have the right to present Grand
Slam products, or take orders from, the following without the express written permission of the National Sales Manager of Grand Slam:
     * national accounts
     * QVC
     * HSN
     * catalogue or direct mail companies

     c. Labyrinth shall not develop corporate sponsor premium programs without the express written permission of the National Sales Manager.

     2. PRODUCT LINE(S): Grand Slam hereby grants Labyrinth the full and complete rights ot present, and take orders for, the full line of its collectibel logo pins and photo pins and related jewelry products with the exception of collector sets.

     a. Labrynith agrees that it shall not represent any other collectible logo pins, photographic pins or related jewelry during the term of this Agreement without the express written permission of teh National Sales Manager of Grand Slam.

     3. TERM: The term of this Agreement shall be for a period of one (1) year from the date this Agreement is fully executed and on a month to month basis thereafter. Either party shall have the right to cancel this Agreemenrt for just cause upon thirty (30) days written notice.

     a. The parties shall conduct a formal evaluation of their relationship at the completion of six (6) months after the date of the full execution of this Agreement. This evaluation shall include, but not be limited to, the status of Labyrinth's sales activity and Grand Slam's provision of sales support through materials and product delivery.

     4.   COMPENSATION:   Grand Slam shall pay Labyrinth the
following commissions:

     15% on sales from Schedules A and B; and, 7% on sales from Schedule C.

All payments shall be basecd upon the total amount collected in each and paid by the fifth day of the subsequent month.

     a. The rate of commission for any new sales program implemented by Grand Slam shall be determined at the time such programs are implemented.
     b.   Grand Slam  shall aggressively  seek  to  promptly
collect accounts due.
          1. Grand Slam shall provide Labyrinth with a list of accounts due over thirty (30) days for Labyrinth's information and support in clearing balances. Labyrinth has no obligation to collect past due accounts.

     5. EXPENSES: All direct sales expenses shall be the responsibilty of Labyrinth.
     a. Special expenses, including, but not limited to those associated with trade shows and extra buyer incentive programs shall be allocated between the parties on a case by case basis.

     6.   CONFIDENTIALITY:    Labyrinth  agrees  to  devulge
only that proprietary information relating to Grand Slam and its products that is necessary to represent Grand Slam and its products to its customers.

     7.   GOOD FAITH  AND FAIR DEALING:   Labyrinth warrants
that it and its agents shall represent Grand Slam with integrity and honesty and shall utilize the highest ethical standards in its sales practices.

     8.   CHOICE OF LAWS:   This Agreement shall be governed
by and construed in accordance with the laws of the State of Indiana.

     9.   DISPUTE RESOLUTION:     All disputes arising under
this Agremeent shall be the subject of binding arbitration with teh procedures of the arbitration process to be determined by the parties at the time of the dispute.

     10. NOTICES: Any notices which may be sent under this Agreement to teh respectice parties shall be sent via certified mail to the following persons:

     Steven Kaufman
     Labyrinth Sales Company
     4635 Richmond Road, Suite 101
     Warrensville Heights, Ohio 44128

     Milton O. Thompson, Esq.
     President
     Grand Slam Licensing, Inc.
     401 Pennsylvania Parkway, Suite 390
     Indianapolis, Indiana 46260

     11. ENTIRE AGREEMENT: This Agreement represents the entire agreement between the parties regarding the matt5ers contained herein and supersedes any and all prior understandings, whether written or oral, between parties


     a. Any modifications to this Agreement shall only be effecrtive when in writing and signed by Steven Kaufman, on behalf of Labyrinth, and Milton O. Thompson, on behalf of Grand Slam.

     WHEREFORE, this agreement has been executed as the day and year written above.

Labyrinth Sales Company  Grand Slam Licensing, Inc.

By: /s/ Steven Kaufman   By: /s/ Milton O. Thompson, Esq.
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